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                                                                    Exhibit (11)

August 21, 2003

HSBC Investor Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

This opinion is given in connection with the filing by HSBC Investor
Funds, a Massachusetts business trust ("Trust"), of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), relating to the issuance of the respective shares of beneficial interest, at a par value of $0.001 per share, of the HSBC Investor Growth Fund ("Growth Fund") and the HSBC Investor Value Fund ("Value Fund"), each a separate series of the Trust, in connection the acquisition of all the assets of the HSBC Investor Equity Fund ("Equity Fund"), a separate series of the Trust, by the Growth Fund and the Value Fund and the assumption of all the liabilities of the Equity Fund by the Growth Fund and Value Fund in exchange for shares of the Growth Fund and the Value Fund ("Reorganization"). The authorized shares of beneficial interest of the Growth Fund and the Value Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Declaration of Trust, as amended; the Trust's Amended and Restated By-Laws; the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; pertinent provisions of the laws of the Commonwealth of Massachusetts; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. Based on such examination, we are of the opinion that:

1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws. We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Dechert LLP